Exhibit 99.2

Tesoro Logistics LP Announces Intention to Offer $300 Million of Senior Notes
SAN ANTONIO - July 29, 2013 - Tesoro Logistics LP (the “Partnership”) (NYSE:TLLP) today announced that it intends to offer $300 million aggregate principal amount of senior notes due 2021. The Partnership intends to use the proceeds from the offering to repay a portion of the amounts outstanding under its revolving credit facility, which amounts were used to fund a portion of the Partnership’s acquisition of six marketing and storage terminals located in Southern California and certain assets and properties related thereto from Tesoro Refining & Marketing Company LLC, a subsidiary of Tesoro Corporation.
The notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offer of the notes will be made only by means of an offering memorandum to qualified investors and has not been registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and difficult to predict. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Partnership’s Annual Report on Form 10-K filed on February 28, 2013 and Quarterly Report on Form 10-Q filed on May 5, 2013. All forward-looking statements attributable to the Partnership or persons acting on the Partnership’s behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect the Partnership’s view only as of the date of this press release. The Partnership undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investors:
Chris Castro, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702